Exhibit 99

       Hutchinson Technology Announces Share Repurchase Program

    HUTCHINSON, Minn.--(BUSINESS WIRE)--July 22, 2004--Hutchinson Technology Incorporated (Nasdaq:HTCH) today announced that its Board of Directors has approved a share repurchase program authorizing the company to repurchase up to two million shares of its common stock. The repurchase of the common stock may be made from time to time in the open market or through privately negotiated transactions. The amount and timing of any purchases will be determined by the company's management based on its evaluation of market conditions, share price and other factors. The purchases will be funded from available cash.
    John Ingleman, Hutchinson Technology's vice president and chief financial officer, stated, "We have maintained a strong balance sheet, and have generated cash over the past several years which allows us to consider various alternatives to grow the company and generate shareholder value. We plan to continue to invest in technology and equipment, and believe a share repurchase program is a prudent use of our capital resources and will enhance shareholder returns over the long term. In addition, the repurchase will reduce the dilutive effect of the Company's Employee Stock Option and Stock Purchase Plans."
    Hutchinson Technology, founded in 1965, is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology's BioMeasurement Division provides health professionals with simple, accurate methods to measure the oxygen in tissue.
    This announcement contains forward-looking statements regarding the company's intention to repurchase its shares of common stock and fund such repurchases. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of the company's inability to repurchase shares and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

    CONTACT: Hutchinson Technology, Hutchinson
             Media Contact:
             Connie Pautz, 320-587-1823
             or
             Investor Contact:
             Darlene Polzin, 320-587-1605